Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

December 1, 2016

Contact:

NewStar Financial Inc.

Robert K. Brown

(617)848-2558

rbrown@newstarfin.com

NewStar Sells Equipment Finance Business

To Radius Bank

BOSTON, MA – December 1, 2016 — NewStar Financial Inc. (Nasdaq: NEWS) (“NewStar” or the “Company”) announced today the sale of its equipment finance business and related assets to Boston-based Radius Bank (“Radius”), a federal savings association, for approximately $140 million in cash.

NewStar Equipment Finance is an independent provider of flexible, equipment financing solutions to middle market companies nationwide. NewStar launched the business in 2011 and expanded it significantly over the last five years under the leadership of industry veteran, Steve O’Leary.

The transaction was structured as a sale of the business platform and related assets and generated net proceeds to NewStar of approximately $105 million, net of debt repayment, transaction fees and other retained liabilities. The purchase price reflected a premium of approximately 5% of NewStar’s net investment in receivables totaling approximately $133 million and was approximately 1.2x book value, based on allocated equity capital of 30% of net receivables. NewStar expects to recognize a gain on the sale in the fourth quarter of 2016.

The sale of the equipment finance platform demonstrates a continuation of the Company’s transformation from a bank-styled, diversified commercial finance company into a more specialized middle market direct lender with a focus on managing assets for institutional investors. It also reflects a strategic decision to exit businesses with economic models increasingly challenged by competition from banks and other lenders with access to lower cost funding. The cash proceeds from the transaction add significantly to the Company’s liquidity position and enhance its flexibility to pursue other strategic priorities, including continued share repurchases. The additional liquidity also allows the Company to re-invest in its higher-margin, core lending and asset management businesses, which the Company believes are positioned to capitalize on favorable market trends, including a reduction in banks’ leveraged lending activity and growing interest among institutional investors in middle market private debt.

NewStar’s CEO Tim Conway commented: “I believe this transaction is a positive for all parties involved. The leasing platform is a great fit with Radius’ growth strategy and being part of a bank should provide a significant competitive advantage that will allow the team and the business to achieve their true potential. For NewStar, the transaction generates an attractive financial return and further demonstrates the intrinsic value of our direct lending platforms that we believe is not fully recognized in our current share price. The successful sales of both our equipment finance and asset-based lending businesses have added significantly to our liquidity position and enabled us to streamline the company’s operations, which is expected to reduce our cost base by more than 30% from our first quarter run-rate and improve returns.”

News Release

Houlihan Lokey served as financial advisor and Locke Lord LLP served as legal counsel to NewStar in connection with the transaction.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.6 billion of assets managed across two complementary business lines — middle market direct lending and asset management. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options. Credit investments are originated directly through teams of experienced, senior bankers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages more than $1.3 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts focused on non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Darien, CT, Chicago, IL and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

About Radius Bank:

With assets of approximately $850 million as of September 30, 2016, Radius Bank is a forward-thinking community bank offering a full complement of convenient, leading-edge personal and business products and services. The Bank serves consumers, small and middle market businesses, unions, government entities and non-profit organizations as its core clients. The Bank offers anytime/anywhere banking via mobile device, 24-hour ATM service, provides additional services such as treasury management capabilities, and partners with innovative organizations including mobile payments leader LevelUp, student loan debt reduction company Gradifi, online investment firm Aspiration, and online marketplace lender Prosper. Customers can readily access traditional, personalized branch banking at the Bank’s Boston, MA financial center. Radius Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, visit the Bank’s website at www.radiusbank.com.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding NewStar’s expected use of proceeds from the transaction, the timing and amount of any repurchases under the Company’s existing share repurchase program, the likelihood of future asset dispositions, its ability to reinvest in the core business, and other strategic plans, as well as statements about the expected benefits of any of these actions. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our

News Release

financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.